Exhibit 99.1

Amcor reports record full year earnings and strong outlook for fiscal 2022
2021 Fiscal Year Highlights
•GAAP Net Income of $939 million, up 53%; GAAP earnings per share (EPS) of 60.2 cps, up 58%;
•Adjusted EPS of 74.4 cps, up 16% on a comparable constant currency basis, above guidance range;
•Adjusted Free Cash Flow of $1.1 billion, at upper end of guidance range;
•Bemis integration completed - financial targets exceeded and stronger foundation for growth: approximately $75 million of cost synergies in FY21 and expect total to exceed original $180 million target by at least 10%;
•Strong cash returns to shareholders: annual dividend increased to 47.0 cents per share, including 11.75 cents per share declared today. $350 million shares repurchased in FY21 (approximately 2% of outstanding shares);
•Accelerating sustainability agenda and delivery of responsible packaging solutions; and
•Fiscal 2022 outlook: Adjusted EPS growth of 7-11% on a comparable constant currency basis and Adjusted Free Cash Flow of $1.1-$1.2 billion. Allocating approximately $400 million of cash towards share repurchases.

An outstanding year, exceeding expectations
Amcor’s CEO Mr. Ron Delia said: "Amcor delivered record full year earnings in 2021, as our teams successfully executed against our strategy, delivered growth and increased EBIT margins while managing exceptionally well through steep raw material cost increases and supply constraints. EPS was 16% higher than last year, ahead of our upgraded guidance and we generated Free Cash Flow of $1.1 billion while increasing capital investments to generate future growth in our most attractive segments. The strong cash flow also enabled significant cash returns to shareholders through a higher annual dividend and the repurchase of shares. Across the business we ended the year with good momentum and we expect another strong year in fiscal 2022.”

“In the two years following our transformational acquisition of Bemis, we have strengthened our financial profile and consistently built earnings momentum. The integration is essentially complete and we will exceed our original $180 million cost synergy target by at least 10% and Free Cash Flow for fiscal 2022 is expected to be almost double pre acquisition levels. Amcor is now better positioned strategically than ever with global scale, strong innovation capabilities and greater exposure to more attractive, higher growth end markets like healthcare and protein which offer more potential for differentiation and growth. This improved foundation will enable stronger growth and value creation for all stakeholders into the future.”

Key Financials(1)

			Twelve Months Ended June 30,
GAAP results			2020 $ million	2021 $ million
Net sales			12,468	12,861
Net income			612	939
EPS (diluted US cents)			38.2	60.2

	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
Adjusted non-GAAP results	2020 $ million	2021 $ million
Net sales(2)	12,468	12,861	3	2
EBITDA	1,913	2,028	6	6
EBIT	1,497	1,621	8	8
Net income	1,028	1,158	13	13
EPS (diluted US cents)	64.2	74.4	16	16
Free Cash Flow (before dividends)	1,220	1,099
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.
(2) Comparable constant currency ∆% for net sales excludes a 2% favorable currency impact and a 1% unfavorable impact from items affecting comparability. There was no material impact from the pass through of raw material costs on comparable constant currency ∆% for net sales.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Bemis cost synergies
The Bemis Company was acquired through an all-stock transaction in June 2019.
Amcor continued to execute well against overhead, procurement and footprint initiatives and delivered approximately $75 million (pre-tax) of incremental cost synergies during fiscal 2021. Of this amount, approximately $65 million was recognized in the Flexibles segment and approximately $10 million in Other.
Combined with the $80 million delivered in fiscal 2020, cumulative costs synergies have reached approximately $155 million. Amcor expects to exceed the original target of $180 million by the end of fiscal 2022 by at least 10%.

Cash Returns to Shareholders
Amcor generates significant and growing Free Cash Flow, maintains strong credit metrics and is committed to an investment grade credit rating. This annual Free Cash Flow provides substantial capacity to simultaneously reinvest in the business, pursue acquisitions and return cash to shareholders through a compelling and growing dividend as well as share repurchases.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 11.75 cents per share. Combined with the last three quarterly dividends, this increases the annual dividend for fiscal 2021 to 47.0 US cents per share. The quarterly dividend declared today will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 15.93 Australian cents per share, which reflects the quarterly dividend of 11.75 cents per share converted at an average AUD:USD exchange rate of 0.7374 over the five trading days ended August 10, 2021.
The ex-dividend date will be September 7, 2021, the record date will be September 8, 2021 and the payment date will be September 28, 2021.
Share repurchases
$350 million was used to repurchase shares in fiscal 2021 which reduced the total number of shares issued and outstanding by approximately 2%.
Amcor expects to allocate approximately $400 million of cash towards share repurchases in the 2022 fiscal year.
2021 financial results
Segment Information

	Twelve Months Ended June 30, 2020				Twelve Months Ended June 30, 2021
Adjusted non-GAAP results(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)
Flexibles	9,755	1,296	13.3		10,040	1,427	14.2
Rigid Packaging	2,716	284	10.4		2,823	299	10.6
Other	(3)	(83)			(2)	(105)
Total Amcor	12,468	1,497	12.0	14.0	12,861	1,621	12.6	15.4
(1) Adjusted non-GAAP measures exclude items which are not considered representative of ongoing operations. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP financial information” and in the tables included in this release.
(2) Average funds employed includes shareholders equity and net debt, calculated using a four quarter average and Last Twelve Months adjusted EBIT.

Full year net sales for the Amcor Group of $12,861 million were 2% higher than the prior year on a comparable constant currency basis. Overall volumes were 2% higher than the prior year and price/mix had no material impact on net sales.
EBIT margins increase by 60 basis points to 12.6% and return on average funds employed of 15.4% increased by 140 basis points compared with the prior year.

Flexibles	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
	2020 $ million	2021 $ million
Net sales(1)	9,755	10,040	3	—
Adjusted EBIT	1,296	1,427	10	9
Adjusted EBIT / Sales %	13.3	14.2
(1) Comparable constant currency ∆% for Net sales excludes a 2% favorable currency impact, a 1% unfavorable impact from items affecting comparability (disposed businesses) and a 1% favorable impact from the pass though of raw material costs.
Net sales includes more than $100 million of price increases in the fourth quarter ending 30 June 2021, related to the pass through of higher raw material input costs.
Full year net sales on a comparable constant currency basis were marginally higher than the prior period with 1% higher volumes partially offset by price/mix.
Full year segment volume growth of 1% reflects strong growth across a range of higher value end markets including meat, coffee and pet food, which was mostly offset by lower volumes in certain healthcare end markets driven by fewer elective surgeries and prescriptions trends during the COVID-19 pandemic.
In North America, low single digit volume growth for fiscal 2021 was mainly driven by strength in the meat, frozen food and condiments end markets. This was partly offset by lower healthcare, home and personal care volumes.
In Europe, full year volumes were marginally lower than the same period last year with higher volumes in the pet food, cheese and coffee end markets offset by lower healthcare and yogurt volumes.
Full year volumes grew at mid-single digit rates across the Asian emerging markets, with double digit growth in both China and India, partly offset by lower volumes in South East Asia. In Latin America, fiscal 2021 volumes grew at low single digit rates compared with the prior period.
Adjusted EBIT for fiscal 2021 of $1,427 million was 9% higher than the prior period on a comparable constant currency basis. This includes 4% organic growth primarily reflecting higher volumes and outstanding margin management through the year. The remaining growth reflects approximately $65 million of cost synergy benefits related to the Bemis acquisition.
Adjusted EBIT margin expanded by 90 basis points to 14.2% compared with the prior year.

Rigid Packaging	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
	2020 $ million	2021 $ million
Net sales(1)	2,716	2,823	4	8
Adjusted EBIT	284	299	6	8
Adjusted EBIT / Sales %	10.4	10.6
(1) Comparable constant currency ∆% for Net sales excludes a 3% unfavorable impact from the pass through of raw material costs and a 1% unfavorable currency impact.
Full year net sales on a comparable constant currency basis were 8% higher than the prior year. Overall volumes were 5% higher than the prior period with broad growth across North America and Latin America, and price/mix had a 3% favorable impact which includes pricing to recover cost inflation in Latin America.
In North America, full year beverage volumes were 8% higher than the prior year with hot fill container volumes up 13%. Growth was driven by rising consumer demand through the year which resulted in capacity shortages across the industry. Demand was particularly strong in hot fill categories including sports drinks, ready to drink tea and juice reflecting higher consumption and new product innovation in categories where the preferred package format is the PET container. Specialty container volumes were also higher than the prior year with good growth in the spirits, home and personal care categories, partly offset by lower healthcare volumes.
In Latin America, full year volumes were 5% higher than the prior year with sequential improvement in each quarter. Volumes grew in particular in Brazil and Argentina, partly offset by lower volumes in certain other markets in the region.
Adjusted EBIT for fiscal 2021 of $299 million was 8% higher than the prior year in comparable constant currency terms. Positive mix across the business and higher volumes were partly offset by increased labor and transportation costs incurred in North America to service rapidly increasing volume ahead of installing additional capacity.

Other	Twelve Months Ended June 30,
Adjusted EBIT	2020 $ million	2021 $ million
Equity earnings in affiliates, net of tax	12	3
Corporate expenses	(95)	(108)
Total Other	(83)	(105)

Net interest and income tax expense
Combined net interest and adjusted tax expense were broadly in line with last year. Net interest expense for the twelve months ended June 30, 2021 was $139 million compared with $185 million in the same period last year, with the decrease primarily driven by lower interest rates on floating rate debt. Offsetting this, adjusted tax expense for the twelve months ended June 30, 2021 (adjusted to exclude amounts related to non-GAAP adjustments) was $313 million compared with $276 million in the same period last year. Adjusted tax expense represents an effective tax rate of 21.1% in the current period (21.0% in the same period last year).
Free Cash Flow
Adjusted Free Cash Flow for fiscal 2021 was $1,099 million. This is lower than the prior year as higher EBITDA growth was offset by the adverse impact from the timing of tax payments and a lower working capital benefit compared with fiscal 2020 when the business released more than $200 million of cash from working capital following the Bemis acquisition. Working capital performance remained strong through fiscal 2021 with Amcor's twelve month average working capital to sales ratio decreasing to 8%.
Balance sheet
Net debt was $5,439 million at June 30, 2021, and leverage, measured as net debt divided by adjusted trailing twelve month EBITDA was 2.7 times.

Fiscal 2022 guidance
Amcor’s guidance contemplates a range of factors, however the COVID-19 pandemic creates higher degrees of uncertainty and additional complexity when estimating future financial results. For the twelve month period ending 30 June 2022, the Company expects:
•Adjusted EPS growth of approximately 7 to 11% on a comparable constant currency basis, or approximately 79.0 to 81.0 cents per share on a reported basis assuming current exchange rates prevail through fiscal 2022.
•Adjusted Free Cash Flow of approximately $1.1 to $1.2 billion.
•Approximately $400 million of cash to be allocated towards share repurchases.
While Amcor's business is expected to continue demonstrating resilience given it plays an important role in the supply of essential consumer goods, the level of earnings and Free Cash Flow generated across the business could be impacted by COVID-19 related factors such as the extent and nature of any future operational disruptions across the supply chain, government imposed restrictions on consumer mobility and the pace of macroeconomic recovery in key global economies. The ultimate magnitude and duration of the pandemic’s impact on the Company's business remains uncertain at this time.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Tuesday August 17, 2021 at 5:30pm US Eastern Daylight Time / Wednesday August 18, 2021 7:30am Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID 1892522:
•US & Canada – 866 211 4133
•Australia – 1800 287 011
•United Kingdom – 0800 051 7107
•Singapore – 800 852 6506
•Hong Kong – 800 901 563
From all other countries, the call can be accessed by dialing +1 647 689 6614 (toll).
A replay of the webcast will also be available on www.amcor.com following the call.
About Amcor
Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures, and services. The company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. Around 46,000 Amcor people generate $13 billion in annual sales from operations that span about 225 locations in 40-plus countries. NYSE: AMCR; ASX: AMC
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Contact Information

Investors
Tracey Whitehead	Damien Bird
Head of Investor Relations	Vice President Investor Relations
Amcor	Amcor
+61 3 9226 9028	+61 3 9226 9070
tracey.whitehead@amcor.com	damien.bird@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Daniel Yunger
Head of Global Communications
Citadel-MAGNUS	Amcor	Kekst CNC
+61 448 881 174	+41 78 698 69 40	+1 212 521 4879
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements, the loss of key customers, a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure by Amcor to expand its business; failure to successfully integrate acquisitions; challenges to or the loss of Amcor’s intellectual property rights; adverse impacts from the ongoing COVID-19 pandemic; challenging future global economic conditions; impact of operating internationally; price fluctuations or shortages in the availability of raw materials and other inputs; disruptions to production, supply and commercial risks; a failure in our information technology systems; an inability to attract and retain key personnel; costs and liabilities related to current and future environmental and health and safety laws and regulations; labor disputes; foreign exchange rate risk; an increase in interest rates; a significant increase in indebtedness; failure to hedge effectively against adverse fluctuations in interest rates and foreign exchange rates; significant write-down of goodwill and/or other intangible assets; need to maintain an effective system of internal control over financial reporting; inability of the Company’s insurance policies to provide adequate protections; increasing scrutiny and changing expectations with respect to Amcor Environmental, Social and Governance policies resulting in increased costs; litigation, including product liability claims; changing government regulations in environmental, health and safety matters; changes in tax laws or changes in our geographic mix of earnings; and the Company’s ability to develop and successfully introduce new products; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2020 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:

•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property, plant, and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations and any other qualifying costs related to the restructuring plan;
•material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combinations;
•payments or settlements related to legal claims; and
•impacts from hyperinflationary accounting

Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior-year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current-year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to acquired, disposed or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.

Management has used and uses these measures internally for planning, forecasting, and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort. These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from September 7, 2021 to September 8, 2021 inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Twelve Months Ended June 30,
($ million)	2019	2020	2021
Net sales	9,458	12,468	12,861
Cost of sales	(7,659)	(9,932)	(10,129)
Gross profit	1,799	2,536	2,732
Selling, general and administrative expenses	(999)	(1,385)	(1,292)
Research and development expenses	(64)	(97)	(100)
Restructuring and related expenses, net	(131)	(115)	(94)
Other income, net	187	55	75
Operating income	792	994	1,321
Interest expense, net	(191)	(185)	(139)
Other non-operating income, net	3	16	11
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	604	825	1,193
Income tax expense	(172)	(187)	(261)
Equity in income (loss) of affiliated companies, net of tax	4	(14)	19
Income from continuing operations	436	624	951
Income (loss) from discontinued operations, net of tax(1)	1	(8)	—
Net income	437	616	951
Net income attributable to non-controlling interests	(7)	(4)	(12)
Net income attributable to Amcor plc	430	612	939
USD:EUR FX rate	0.8767	0.9045	0.8385

Basic earnings per share attributable to Amcor plc	0.364	0.382	0.604
Diluted earnings per share attributable to Amcor plc	0.363	0.382	0.602
Weighted average number of shares outstanding – Basic	1,180	1,600	1,551
Weighted average number of shares outstanding - Diluted	1,184	1,602	1,556
(1) Represents loss generated from three former Bemis plants located in the United Kingdom and Ireland from July 1, 2019 to August 8, 2019. Amcor announced the disposal of these assets to Kohlberg & Company on June 25, 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on February 11, 2019.

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended June 30,
($ million)	2019	2020	2021
Net income	437	616	951
Depreciation, amortization and impairment	453	652	574
Changes in operating assets and liabilities	6	139	(47)
Other non-cash items	(120)	(23)	(17)
Net cash provided by operating activities	776	1,384	1,461
Purchase of property, plant and equipment and other intangible assets	(332)	(400)	(468)
Proceeds from sales of property, plant and equipment and other intangible assets	85	13	26
Proceeds from divestitures	216	425	214
Net debt (repayments) proceeds	(58)	126	(98)
Dividends paid	(680)	(761)	(742)
Share buy-back/cancellations	—	(537)	(351)
Other, including effects of exchange rate on cash and cash equivalents	(26)	(109)	65
Net (decrease) increase in cash and cash equivalents	(19)	141	107
Cash and cash equivalents at the beginning of the period	621	602	743
Cash and cash equivalents at the end of the period	602	743	850

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2020	June 30, 2021
Cash and cash equivalents	743	850
Trade receivables, net	1,616	1,864
Inventories, net	1,832	1,991
Property, plant and equipment, net	3,615	3,761
Goodwill and other intangible assets, net	7,333	7,254
Other assets	1,303	1,468
Total assets	16,442	17,188
Trade payables	2,171	2,574
Short-term debt and current portion of long-term debt	206	103
Long-term debt, less current portion	6,028	6,186
Accruals and other liabilities	3,350	3,504
Shareholders equity	4,687	4,821
Total liabilities and shareholders equity	16,442	17,188

Reconciliation of Non-GAAP Measures

Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income and Earnings per share (EPS)

	Twelve Months Ended June 30, 2020				Twelve Months Ended June 30, 2021
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	612	612	612	38.2	939	939	939	60.2
Net income attributable to non-controlling interests	4	4			12	12
Loss from discontinued operations	8	8	8	0.5	—	—	—	—
Tax expense	187	187			261	261
Interest expense, net	185	185			139	139
Depreciation and amortization	607				572
EBITDA, EBIT, Net income and EPS	1,603	996	620	38.7	1,923	1,351	939	60.2
Material restructuring and related costs(1)	106	106	102	6.3	88	88	88	5.7
Impairment in equity method investments	26	26	26	1.6	—	—	—	—
Net gain on disposals(2)	—	—	—	—	(9)	(9)	(9)	(0.6)
Material transaction and other costs(3)	145	145	145	9.2	7	7	7	0.5
Material impact of hyperinflation	28	28	28	1.7	19	19	19	1.2
Pension settlements	5	5	5	0.3	—	—	—	—
Amortization of acquired intangibles(4)		191	191	12.0		165	165	10.6
Tax effect of above items			(89)	(5.6)			(51)	(3.2)
Adjusted EBITDA, EBIT, Net income and EPS	1,913	1,497	1,028	64.2	2,028	1,621	1,158	74.4

Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income and EPS					6	8	13	16
% items affecting comparability(5)					1	1	1	1
% currency impact					(1)	(1)	(1)	(1)
% comparable constant currency growth					6	8	13	16
(1) The twelve months ended June 30, 2021 includes a $51 million gain realized upon disposal of a non-core European hospital supplies business as part of optimizing its portfolio under the Bemis Integration restructuring plan.
(2) Includes $15 million gain realized upon disposal of AMVIG and losses on disposal of other non-core businesses.
(3) Includes costs associated with the Bemis acquisition. The twelve months ended June 30, 2021 includes a $19 million benefit related to Brazil indirect taxes. The twelve months ended June 30, 2020 includes $58 million of acquisition related inventory fair value step-up costs.
(4) The twelve months ended June 30, 2020 includes $26 million of sales backlog amortization related to the Bemis acquisition.
(5) Reflects the impact of disposed businesses.

Reconciliation of adjusted EBIT by reporting segment

	Twelve Months Ended June 30, 2020				Twelve Months Ended June 30, 2021
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				612				939
Net income attributable to non-controlling interests				4				12
(Income) loss from discontinued operations				8				—
Tax expense				187				261
Interest expense, net				185				139
EBIT	970	210	(184)	996	1,142	253	(44)	1,351
Material restructuring and related costs(2)	63	38	5	106	126	20	(58)	88
Impairment in equity method investments	—	—	26	26	—	—	—	—
Net (gain) loss / on disposals(3)	—	—	—	—	6	—	(15)	(9)
Material transaction and other costs(4)	77	3	65	145	(7)	2	12	7
Material impact of hyperinflation	—	28	—	28	—	19	—	19
Pension settlements	—	—	5	5	—	—	—	—
Amortization of acquired intangibles(5)	186	5	—	191	160	5	—	165
Adjusted EBIT(6)	1,296	284	(83)	1,497	1,427	299	(105)	1,621
Adjusted EBIT / sales %	13.3%	10.4%		12.0%	14.2%	10.6%		12.6%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					10	6		8
% items affecting comparability(7)					—	—		1
% currency impact					(1)	2		(1)
% comparable constant currency growth					9	8		8
(1) Other includes equity in income (loss) of affiliated companies, net of tax and general corporate expenses.
(2) The twelve months ended June 30, 2021 includes a $51 million gain realized upon disposal of a non-core European hospital supplies business as part of optimizing its portfolio under the Bemis Integration restructuring plan.
(3) Includes $15 million gain realized upon disposal of AMVIG and losses on disposal of other non-core businesses.
(4) Includes costs associated with the Bemis acquisition. The twelve months ended June 30, 2021 includes a $19 million benefit related to Brazil indirect taxes. The twelve months ended June 30, 2020 includes $58 million of acquisition related inventory fair value step-up costs.
(5) The twelve months ended June 30, 2020 includes $26 million of sales backlog amortization related to the Bemis acquisition.
(6) During the first quarter of fiscal 2021, the Company reported that it revised the presentation of the reportable segments adjusted EBIT to include an allocation of certain research and development and selling, general and administrative expenses that management previously reflected in Other. Prior periods have been recast to conform to the new cost allocation methodology.
(7) Reflects the impact of disposed businesses.

Reconciliations of adjusted Free Cash Flow

	Twelve Months Ended June 30,
($ million)	2020	2021
Net cash provided from operating activities	1,384	1,461
Purchase of property, plant and equipment and other intangible assets	(400)	(468)
Proceeds from sales of property, plant and equipment and other intangible assets	13	26
Operating cash flow related to divested operations	60	—
Material transaction and integration related costs	163	80
Adjusted Free Cash Flow(1)	1,220	1,099
(1) Adjusted Free Cash Flow excludes material transaction and integration related costs because these cash flows are not considered to be directly related to ongoing operations.

	Twelve Months Ended June 30,
($ million)	2020	2021
Adjusted EBITDA	1,913	2,028
Interest paid, net	(187)	(131)
Income tax paid(1)	(209)	(321)
Purchase of property, plant and equipment and other intangible assets	(400)	(468)
Proceeds from sale of property, plant and equipment and other intangible assets	13	26
Movement in working capital	213	29
Other	(123)	(64)
Adjusted Free Cash Flow(2)	1,220	1,099
(1) The twelve months ended June 30, 2020 excludes tax cash paid of $95 million related to disposal proceeds from divestments which were required by the European Commission and the U.S. Department of Justice at the time of approving Amcor’s acquisition of Bemis.
(2) Adjusted Free Cash Flow excludes material transaction and integration related costs because these cash flows are not considered to be directly related to ongoing operations.

Reconciliation of net debt

($ million)	June 30, 2020	June 30, 2021
Cash and cash equivalents	(743)	(850)
Short-term debt	195	98
Current portion of long-term debt	11	5
Long-term debt excluding current portion of long-term debt	6,028	6,186
Net debt	5,491	5,439